Exhibit 3.257

ARTICLES OF ASSOCIATION

OF

KENNETH TRIMMER, M.D., P.A.

A TEXAS PROFESSIONAL ASSOCIATION

I, the undersigned, being duly licensed to practice medicine under the laws of the State of Texas, do hereby form a professional association pursuant to the Texas Professional Association Act and adopt the following Articles of Association:

1. Name. The name of the Association is Kenneth Trimmer, M.D., P.A.

2. Purpose. The purpose of the Association shall be to engage in the practice of medicine.

3. Address. The address of the Association is 2408 Stone Creek Drive, Plano, Texas 75075. This address shall be and is the permanent address of the Association in Texas.

4. Duration. The period of duration of the Association is perpetual subject to the provisions of Section 8 of the Texas Professional Corporation Act.

5. Original Member. The name and address of the original member is:

Name	Address

Kenneth Trimmer, M.D.	2408 Stone Creek Drive Plano, Texas 75075

6. License. The original member is licensed to practice medicine in the State of Texas.

7. Ownership Interests. Ownership of the Association shall be evidenced by shares, and each issued share shall be entitled to one vote. Shares shall be $0.10 par value and the Association shall have the authority to issue One Hundred Thousand (100,000) shares.

8. General. The holders of one-third (1/3) of the outstanding shares of the Association’s capital stock then entitled to be voted thereat, present in person or represented by proxy, shall be requisite for the transaction of the business to be conducted by the holders, and shall constitute a quorum, at each meeting of the Association’s shareholders.

Each matter that is submitted to a vote of the shareholders of the Association and that, in the absence of this paragraph, would be required by law to be approved by vote of more than a majority of the outstanding shares of the Association shall be decided by the vote or concurrence of a majority of the outstanding shares of the Association entitled to be voted on such matter; provided, however, that if class voting on any such matter is required by law, these Articles (including any Resolution), or the Bylaws of the Association, then the matter shall be decided by the vote or concurrence of a majority of the outstanding shares of each class entitled to vote separately on such matter; provided, further, that if any provision of these Articles (including any Resolution) or the Bylaws of the Association require a vote of more than a majority of the outstanding shares of the Association entitled to vote on any matter, then such provision of these Articles or the Bylaws of the Association, as the case may be, will be controlling.

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Prompt notice of the taking of any actions by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

No shareholder of the Association or other person shall have any pre-emptive right whatsoever to acquire (i) any additional or unissued shares or treasury shares of the Association, (ii) any securities of the Association convertible into or carrying a right to subscribe to or acquire shares of the Association, or (iii) any other securities of the Association; provided, however, that nothing in this paragraph shall restrict or prohibit the Association from creating, issuing, offering, distributing, or otherwise granting any warrants, options, rights of first refusal, conversion rights, subscriptions rights, or other rights entitling shareholders or other persons to acquire any shares or other securities of the Association.

9. Cumulative Voting Prohibited. Cumulative voting rights are specifically denied.

10. All Members Licensed. All members of the Association must be licensed to practice medicine in the State of Texas.

11. Commencement of Business. The Association will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of money, labor done, or property actually received.

12. Management of Association Affairs. The affairs of the Association shall be governed by a Board of Directors elected by the voting members, and presented by officers elected by the Board of Directors so that centralization of management will be assured. The Association’s officers and members of the Board of Directors shall be members of the Association.

13. Initial Directors. The number of directors constituting the initial Board of Directors is one (1) and shall be the original member:

Name	Address

Kenneth Trimmer	2408 Stone Creek Drive Plano, Texas 75075

He shall serve as the Director of the Association until the first annual meeting of the members or until his respective successors are elected and duly qualified.

14. Registered Office and Agent. The address of the initial registered office for the Association shall be and is 3300 NCNB Plaza, 901 Main Street, Dallas, Texas 75202, and the initial registered agent at such address shall be and is Andrew N. Meyercord.

15. Adoption of Bylaws. The initial Director of the Association shall adopt such bylaws as he may deem proper and necessary for the conduct of the affairs of the Association. The power to adopt, alter, amend, or repeal the Bylaws of the Association is vested in the Board of Directors, subject to repeal or modification by action of a majority of the members.

16. Continuity and Separate Entity. The Association shall continue as a separate entity independent of its members for all purposes relating to the practice of medicine as provided in these Articles. No member of the Association shall have the power to dissolve the Association by his or her independent act of any kind, provided, however, a last surviving member of the Association may vote to dissolve the Association pursuant to Section 8(B) of Article 1528f of the Revised Civil Statutes of the State of Texas.

17. Relationship Between Association and Members. All of the Association who are or may become members of the Association agree to forego any and all claims for fees charged or to be charged, or collected, for services rendered and to be rendered and to accept in lieu thereof such salary as may be determined by the Board of Directors of the Association. The

Associates further agree that they shall become and hereafter are employees of the Association and shall be subject to the management and control of the Association and its duly constituted Board of Directors, committees, and officers in the same manner as any other employees of the Association.

18. Transfer of Shares. The shares of ownership of this Association shall only be transferable to persons who are duly licensed doctors of medicine in accordance with the laws of the State of Texas. The transfer of any share of ownership in the Association shall be made in accordance with the requirements of the Bylaws of this Association. The time, manner and form, as well as relevant terms, conditions and details, of the transfer or issuance of such shares may be prescribed by the Bylaws of the Association.

DATED AT DALLAS COUNTY, TEXAS, this the 26 day of June, 1991.

INCORPORATOR:

/s/ Kenneth J. Trimmer MD
Kenneth Trimmer, M.D.

THE STATE OF TEXAS	§

§

COUNTY OF DALLAS	§

I, the undersigned Notary Public, do hereby certify that on the 27th day of June, 1991, personally appeared before me, Kenneth Trimmer, M.D., who being by me first duly sworn, declared to me that he is the person who signed the foregoing document, and that the statements therein contained are true and correct.

/s/ Becky S. Butler
NOTARY PUBLIC – STATE OF TEXAS

Notary Public Printed Name:

/s/ Becky S. Butler

My Commission Expires:

1-16-93

ARTICLES OF AMENDMENT

OF

KENNETH TRIMMER, M.D., P.A.

Pursuant to Section 15 of the Texas Professional Association Act, Kenneth Trimmer, M.D., P.A., a Texas professional association (the “Association”), hereby adopts the following Articles of Amendment to its Articles of Association:

1. NAME AND ADDRESS. The name and address of the Association as they appear in the Association’s Articles of Association are Kenneth Trimmer, M. D., P.A., 2408 Stone Creek Drive, Plano, Texas 75075.

2. AMENDMENTS. The following amendments to the Association’s Articles of Association have been adopted by the members of the Association:

(a) Article l of the Association’s Articles of Association is amended in its entirety to read as follows:

1. Name. The name of the Association is North Texas Perinatal Associates, P.A.

(b) Article 3 of the Association’s Articles of Association is amended in its entirety to read as follows:

3. Address. The address of the Association is 1700 Coit Road, Suite 290, Plano, Texas 75075.

(c) Article 12 of the Association’s Articles of Association is amended in its entirety to read as follows:

12. Management of Association Affairs. The Association shall be governed by, and the affairs of the Association shall be managed under the direction of, a Board of Directors elected by the voting members, and represented by officers elected by the Board of Directors, so that centralization of management will be assured. The Association’s officers and directors shall be members of the Association.

(d) Article 17 of the Association’s Articles of Association is amended in its entirety to read as follows:

17. Relationship Between Association and Members. All physicians who are or may become members of the Association (the “Associates”) agree to forego any and all claims for fees charged or to be charged, or collected, for services rendered and to be rendered and to accept in lieu thereof such salary as may be determined by the Board of Directors of the Association. The Associates

further agree that they shall become and hereafter are employees of the Association and shall be subject to the management and control of the Association and its duly constituted Board of Directors, committees, and officers in the same manner as any other employees of the Association.

(e) The Association’s Articles of Association are amended by adding thereto a new Article 19 reading as follows:

19. Interested Directors, Officers and Members. No contract or transaction between the Association and one or more of its directors, officers, or members, or between the Association and any other corporation, partnership, Association, or other organization in which one or more of its directors, officers, or members are directors or officers or have a financial interest, shall be void or voidable solely for this reason, solely because the director, officer, or member is present at or participates in the meeting of the board of directors, a committee thereof, or members which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorized the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the members; or

(c) the contract or transaction is fair as to the Association as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the members.

Interested directors shall be counted in determining the presence of a quorum at a meeting of the board of directors, a committee thereof, or the members which authorizes the contract or transaction.

(f) The Association’s Articles of Association are amended by adding thereto a new Article 20 reading as follows:

(g) The Association’s Articles of Association are amended by adding thereto a new Article 20 reading as follows:

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20. Limitation on Director Liability. A director of the Association is not liable to the Association or its members for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not eliminate or limit the liability of a director for the following:

(a) a breach of a director’s duty of loyalty to the Association or its members;

(b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(d) an act or omission for which the liability of a director is expressly provided for by statute; or

(e) an act related to an unlawful share repurchase or payment of a dividend.

(h) The Association’s Articles of Association are amended by adding thereto a new Article 21 reading as follows:

21. Amendment of Articles. These Articles of Association may be amended at any time upon the vote of a majority of the outstanding shares of the Association entitled to vote.

3. DATE OF ADOPTION. The amendments were adopted on behalf of the members of the Association on September 10, 2001.

4. VOTE OF MEMBERS. The amendments were adopted by two-thirds vote of the Association’s members.

KENNETH TRIMMER, M.D., P.A.,
a Texas professional association

By:	/s/ Gilbert Drozdow, President
Gilbert Drozdow, M.D., President

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Office of the Secretary of State	Filed in the Office of the
Corporations Section	Secretary of State of Texas
P.O. Box 13697	Filing #: 81327103 04/19/2010
Austin, Texas 78711-3697	Document #: 304390530386
(Form 408)	Image Generated Electronically

STATEMENT OF CHANGE OF

ADDRESS OF REGISTERED AGENT

1.	The name of the entity represented is

North Texas Perinatal Associates, P.A.

The entity’s filing number is 81327103

2.	The address at which the registered agent has maintained the registered office address for such entity is: (Please provide street address, city, state and zip code presently shown in the records of the Secretary of State.)

350 N. St. Paul St., Dallas, TX 75201

3.	The address at which the registered agent will hereafter maintain the registered office address for such entity is: (Please provide street address, city, state and zip code. The address must in Texas.)

350 N. St. Paul St., Ste. 2900, Dallas, TX 75201-4234

4.	Notice of the change of address has been given to said entity in writing at least 10 business days prior to the submission of this filing.

Date:	04/19/2010

CT Corporation System

Name of Registered Agent

Kenneth Uva. Vice President

Signature of Registered Agent

FILING OFFICE COPY